Exhibit 99.1

NEWS RELEASE

ViewCast Contact:	Investor Contact:
Laurie Latham	Dan Matsui
Chief Financial Officer	Allen & Caron
(972) 488-7200	(949) 474-4300
ViewCast Renegotiates Loan Agreement to Strengthen Capital Position
Interest Rate Reduced, Maturity Extended to End of 2012
PLANO, Texas—November 4, 2008—ViewCast Corporation (OTCBB: VCST), a leading global provider of streaming media hardware and software, today reported that the terms of an outstanding $5.14 million loan agreement with H. T. (Horace) Ardinger, a principal shareholder of ViewCast, and the Ardinger Family Partnership, Ltd. were renegotiated to include a 25 basis point reduction in the interest rate formula and an extension of the note’s maturity to December 31, 2012.
Under the amended terms effective October 31, 2008, interest on $1.25 million of the $5.14 million principal will be equal to the effective prime rate plus 0.75%, or 5.0%, whichever is greater. Interest on the remaining $3.89 million will remain equal to the effective Applicable Federal Rate, which is 2.97% for November 2008.
The amended terms also call for interest to be paid monthly; and previously accrued interest will be paid off in approximately equal monthly payments from October 31, 2008, through June 30, 2009. Beginning on July 31, 2009, minimum monthly principal payments of $21,422.34 will be made, in addition to the monthly interest payments. Any amounts remaining on December 31, 2012, will become due on that date.
Chief Financial Officer Laurie Latham commented: “These amended terms benefit the Company in a number of ways, including maintaining a strong balance sheet with the extension of the maturity date, which allows the note to continue as a long-term obligation.
“Furthermore, lower interest expense and nominal monthly payments of interest and principal for the next four-plus years will allow almost all cash on hand and cash generated in future quarters to be used for business growth,” Latham stated. “We are pleased that our major shareholder continues to support our plans and remains confident in our ability to realize any of a number of opportunities we are pursuing that would strengthen ViewCast’s position in the market and contribute to higher levels of revenue in future periods.”
More information is available in the Company’s Form 8-K to be filed today with the U.S. Securities and Exchange Commission.
About ViewCast Corporation
ViewCast designs, manufactures and markets high-quality encoding products that enable users to capture, encode and brand audio/video content for live (streaming) and video-on-demand (VOD) delivery over IP and mobile networks. User-friendly encoder appliances include the Niagara® Pro and portable Niagara GoStream® families — all powered by their renowned Osprey® video capture technology. ViewCast’s software, including Niagara SCX®, Niagara SCX SDK and Osprey SimulStream®, enhances Osprey and Niagara hardware to configure multiple, simultaneous multi-format, multi-bitrate, multi-resolution video streams. This array of tools empowers broadcasters, businesses, telcos and government to expand their audience via Internet and mobile video. www.viewcast.com

ViewCast, Osprey, Niagara, Niagara SCX, GoStream, SimulStream, and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.
Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements, please refer to the company’s reports on Form 10-KSB and 10-QSB on file with the U.S. Securities and Exchange Commission.